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                                                               EXHIBIT 3.2

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              PARTICIPATE.COM, INC.

                                   ARTICLE ONE

         The name of the Corporation is Participate.com, Inc.

                                   ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19081. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR

         The Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares of Common Stock the Corporation shall have authority to issue is 24,000,000, par value $0.001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 13,169,604, par value $0.001 per share, of which 624,000 shares shall be designated Series A Preferred Stock (the "SERIES A PREFERRED"), 8,701,980 shares shall be designated Series B Preferred Stock (the "SERIES B PREFERRED") and 3,843,624 shares shall be designated Series C Preferred Stock (the "SERIES C PREFERRED").

         Upon the automatic conversion of all outstanding shares of Series B Preferred and Series C Preferred in accordance with the provisions of Article IV, Section 4(a)(2) of this Certificate of Incorporation (the "AUTOMATIC CONVERSION EVENT"), the Company shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share, and Preferred Stock, par value $0.0001 per share, of which 624,000 shares shall be designated Series A Preferred Stock. After the Automatic Conversion Event, the total number of shares of Common Stock the Corporation shall have authority to issue shall be 100,000,000, and the total number of shares of Preferred Stock the Company shall have the authority to issue shall be 5,000,000. After the Automatic Conversion Event, the Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of


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Directors). With respect to such series, the Board of Directors is authorized
(i) to determine the number of shares of any such series and the designation thereof, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

         Immediately following any Automatic Conversion Event, the Board of Directors is authorized, without the further consent or approval of the stockholders of the Company, to amend and restate this Certificate of Incorporation to show the authorized classes of capital stock as set forth in the preceding paragraph and to eliminate all references in this Certificate of Incorporation to the rights, preferences, privileges and restrictions of the series of Preferred Stock converted to Common Stock (and, in connection with any such amendment and restatement, to renumber the remaining provisions of the Certificate of Incorporation).

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

         The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         1. DIVIDENDS. The holders of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefor, payable in preference and priority to any payment of any dividend on the Common Stock of the Corporation, at the rate of $0.10, $0.12 and $0.44 per share (adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like (collectively, "RECAPITALIZATIONS") with respect to such shares) per annum, respectively; PROVIDED HOWEVER, that the dividend rate of the Series A Preferred shall be $0.20 per share if the outstanding shares of Series A Preferred are not redeemed by September 14, 2004 pursuant to Section 3(a). Such dividends shall accrue on each share of Series A Preferred from September 14, and shall accrue from day to day, whether or not earned or declared. The right to such dividends on the Series A Preferred shall be cumulative on an annual basis so that, except as provided below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or Series B Preferred or Series C Preferred. Any accumulation of dividends on the Series A Preferred shall not bear interest. The right to such dividends on the Series B Preferred and Series C Preferred shall not be cumulative. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid on the Series B Preferred and Series C Preferred, and then such dividends on the Common Stock shall not be in excess of the


                                      -2-
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dividends paid on the Series B Preferred or Series C Preferred unless the amount of such excess is also paid on the Series B Preferred and Series C Preferred on an as-converted per share basis.

         2.   LIQUIDATION PREFERENCE. Upon a Liquidating Event (as defined in
Section 2(c) below), distributions to the stockholders of the Corporation shall be made in the following manner:

              (a) The holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share equal to $1.00 for each share of Series A Preferred, $1.48 for each share of Series B Preferred and $5.40 for each share of Series C Preferred then held by them, adjusted for any Recapitalizations with respect to such shares, respectively, and, in addition, an amount equal to all accrued but unpaid dividends on the Series A Preferred and all declared but unpaid dividends on the Series B Preferred and Series C Preferred held by them. If the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in proportion to the aggregate preferential amount of shares of the Series A Preferred, Series B Preferred and Series C Preferred outstanding as of the date of the distribution upon the occurrence of such event.

              (b) After payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock, the Series B Preferred and the Series C Preferred shall be entitled to receive the remaining assets of the Corporation pro rata based upon the number of shares of Common Stock and Common Stock into which such shares of Series B Preferred and Series C Preferred could be converted at the time of distribution, until the holders of the Series B Preferred and Series C Preferred shall have received an aggregate of $4.43 and $16.20 per share, respectively, including amounts paid pursuant to Section 2(a), (adjusted for any Recapitalizations with respect to such shares), plus all declared but unpaid dividends on the Series B Preferred or Series C Preferred held by them. Thereafter, if assets remain in the Corporation, the holders of the Common Stock shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by such holders.

              (c) For purposes of this Section 2, a "LIQUIDATING EVENT" means (i) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and (ii) a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, the sale of all or substantially all of the assets of the Corporation, any transaction or series of transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, or any other corporate reorganization, in which consolidation, merger, sale of assets, transaction or reorganization, provided that in each such case referred to in this clause (ii), (A) the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a


                                      -3-
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result of such consolidation, merger, sale of assets, transaction or reorganization, and (B) the stockholders of this Corporation hold fifty percent (50%) or less of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets, transaction or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a Liquidating Event.

                   (i) Upon a Liquidating Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Corporation's Board of Directors (the "BOARD OF DIRECTORS"). Any securities shall be valued as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                             (1)  If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                             (2)  If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                             (3)  If there is no active public market, the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                        (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

         3.   REDEMPTION.

              (a) The Corporation will endeavor to redeem, from any source of funds legally available therefor, all outstanding shares of Series A Preferred in one or more installments on or before September 14, 2004 (each, a "SERIES A REDEMPTION DATE"). The Corporation shall effect such redemption(s) on the applicable Series A Redemption Date by paying in cash in exchange for the shares of Series A Preferred to be redeemed a sum equal to $1.00 per share of Series A Preferred (as adjusted for any Recapitalizations with respect to such shares) plus all accrued but unpaid dividends on such shares (the "SERIES A REDEMPTION PRICE").

              (b) At any time after September 14, 2004, in the event that the Company shall receive at any time a written request by the holders of at least two-thirds of the then outstanding shares of Series B Preferred and Series C Preferred, taken together as one class for this purpose (the


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"ELECTION"), for the redemption of all Series B Preferred and Series C
Preferred under this subsection 3(b), the Company shall redeem on the day that is thirty (30) days after the date of such notice and on the first and second anniversary date thereof, (each of such three dates a "SERIES B AND C REDEMPTION DATE"), a number of shares of Series B Preferred and Series C Preferred Stock equal to one-third, one-half and all, respectively, of the remaining outstanding shares of each of the Series B Preferred and Series C Preferred that are outstanding on each of those respective Series B and C Redemption Dates. Such shares are to be redeemed from any source of funds legally available therefor at the redemption price therefor described in this subsection. The redemption price for each share of Series B Preferred Stock shall be the sum of $1.48 per share (as adjusted for Recapitalizations with respect to such shares) plus all declared but unpaid dividends thereon, if any, through the respective Series B and C Redemption Date. The redemption price for each share of Series C Preferred Stock shall be the sum of $5.40 per share (as adjusted for Recapitalizations with respect to such shares) plus all declared but unpaid dividends thereon, if any, through the respective Series B and C Redemption Date. If upon any Series B and C Redemption Date scheduled under this subsection for the redemption of Series B Preferred and Series C Preferred, the funds and assets of the Company legally available to redeem such stock shall be insufficient to redeem all shares of Series B Preferred and Series C Preferred then scheduled to be redeemed, then the Company shall redeem such unredeemed shares as soon thereafter as practicable to the full extent of legally available funds of the Company at such time, and any such unredeemed shares shall continue to be so carried forward until redeemed. Notwithstanding the foregoing, in no event shall the Company be obligated to redeem more than one-third of the number of shares of each of the Series B Preferred and Series C Preferred outstanding immediately prior to the first Series B and C Redemption Date (plus declared but unpaid dividends thereon) in any twelve month period. Shares of Series B Preferred and Series C Preferred which are subject to redemption but which have not been redeemed due to insufficient legally available funds and assets of the Company shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of such series of Preferred Stock until such shares have been converted or redeemed.

              (c) As used herein and in subsections (d) and (e) below, the term "REDEMPTION DATE" shall refer to each of "SERIES A REDEMPTION DATE" and "SERIES B AND C REDEMPTION DATE" and the term "REDEMPTION PRICE" shall refer to each of "SERIES A REDEMPTION PRICE," "SERIES B REDEMPTION PRICE," and the "SERIES C REDEMPTION PRICE." Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least fifteen (15) but no more than (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred or Series B Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Except as provided in Section 3(d), on or after the Redemption Date, each holder of Series A Preferred, Series B Preferred or Series C Preferred to be redeemed shall surrender to the Corporation


                                      -5-
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the certificate or certificates representing such share, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (d) On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this
Section 3(d) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 3(d) remaining unclaimed at the expiration of one
(1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

              (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred, Series B Preferred or Series C Preferred designated for redemption in the Redemption Notice as holders of Series A Preferred, Series B Preferred or Series C Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series A Preferred, Series B Preferred or Series C Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred, Series B Preferred or Series C Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Series A Preferred, Series B Preferred or Series C Preferred. The shares of Series A Preferred, Series B Preferred or Series C Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, Series B Preferred or Series C Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which has not been redeemed.

         4.   VOTING RIGHTS.

              (a) GENERAL. Except as otherwise required by law or by this Certificate of Incorporation and subject to Section 7, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series B Preferred or Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock


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into which such share of Series B Preferred or Series C Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. The holders of Series A Preferred shall have no voting rights with respect to shares of Series A Preferred. Holders of Common Stock, and Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series B Preferred or Series C Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series B Preferred and Series C Preferred held by each holder could be converted) be rounded to the nearest whole number.

              (b) ELECTION OF BOARD OF DIRECTORS. The holders of Common Stock and Series B Preferred and Series C Preferred shall vote for the Corporation's Board of Directors as follows: (i) three (3) nominees appointed by the holders of a majority of the Series B Preferred; (ii) one (1) nominee appointed by the holders of a majority of the Series C Preferred and approved by the Chief Executive Officer of the Corporation; and (iii) three (3) nominees appointed by Alan Warms or, in the event that Mr. Warms is deceased or incapacitated, then by the holders of a majority of the then outstanding Common Stock. This Section 4(b) shall be terminated upon an IPO (as defined in Section 5(b) below).

         5. CONVERSION. The shares of Series A Preferred shall not be convertible into Common Stock. The holders of Series B Preferred and Series C Preferred have conversion rights as follows (the "CONVERSION RIGHTS"):

              (a) RIGHT TO CONVERT. Each share of Series B Preferred or Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of Series B Preferred or Series C Preferred, at the office of the Corporation or any transfer agent for the Series B Preferred or Series C Preferred. Each share of Series B Preferred or Series C Preferred shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.48 by the Series B Conversion Price, or $5.40 by the Series C Conversion Price, as applicable, each determined as provided below, in effect at the time of conversion. The conversion price for the Series B Preferred Stock shall initially be $1.48 with respect to each share of Series B Preferred (the "SERIES B CONVERSION PRICE") and the conversion price for the Series C Preferred Stock shall initially be $5.40 with respect to each share of Series C Preferred Stock (the "SERIES C CONVERSION PRICE," and together with the Series B Conversion Price, the "CONVERSION PRICE").

              (b) AUTOMATIC CONVERSION. Each share of Series B Preferred and Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended, covering the offer and sale of the


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Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $7.38 per share for the Series B Preferred and not less than $10.00 for the Series C Preferred (in each case, appropriately adjusted for any Recapitalizations with respect to such shares) with an aggregate offering price to the public of not less than $15,000,000 (an "IPO") or (ii) in the case of the Series B Preferred, the election of holders of at least a majority of the outstanding shares of Series B Preferred and in the case of the Series C Preferred, the election of holders of at least a majority of the outstanding shares of Series C Preferred. In the event of the automatic conversion of the Series B Preferred or Series C Preferred upon an IPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred or Series C Preferred shall not be deemed to have converted such Series B Preferred or Series C Preferred until immediately prior to the closing of such sale of securities.

              (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred or Series C Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series B Preferred or Series C Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred or Series C Preferred, as the case may be, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Series B Preferred and Series C Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred or Series C Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred or Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred or Series C Preferred to be converted, or in the case of automatic conversion then on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (d) (i) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:


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                        (A)  ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR
CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                        (B) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 5 or as provided in Section 1, then and in each such event the holders of Series B Preferred or Series C Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred or Series C Preferred been converted into Common Stock on the date of such event.

                        (C) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 2, upon any Liquidating Event, if the Common Stock issuable upon conversion of the Series B Preferred or Series C Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series B Preferred or Series C Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series B Preferred or Series C Preferred shall have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B Preferred or Series C Preferred after such reorganization or reclassification to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred or Series C Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (ii) ADJUSTMENTS OF CONVERSION PRICE FOR DILUTING ISSUES. In addition to the adjustment of the Conversion Price provided in Section 5(d)(i) above, the Series B Conversion Price shall be subject to further adjustment from time to time as follows:

                        (A)  SPECIAL DEFINITIONS. For purposes of this
Section 5(d)(ii), the following definitions shall apply:

                             (1)  "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                             (2)  "ORIGINAL ISSUE DATE" shall mean the date
on which the first share of Series B Preferred was first issued.

                             (3)  "CONVERTIBLE SECURITIES" shall mean
securities convertible into or exchangeable for Common Stock.

                             (4)  "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to Section 5(d)(ii)(C), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 5(d)(ii)(C), deemed to be issued):

                                  (I)  upon conversion of shares of the
Series B Preferred or Series C Preferred;

                                 (II)  to officers, directors and employees
of, and consultants to, the Corporation pursuant to plans and arrangements approved by the Board of Directors;

                                (III)  as a dividend or other distribution on
the Series A Preferred, Series B Preferred or Series C Preferred or pursuant to clauses (A), (B) or (C) of Section 5(d)(i);

                                 (IV)  upon the exercise of options issued
prior to the Original Issue Date;

                                  (V)  in connection with equipment
financing, or issued for consideration other than cash sponsored research, collaboration, technology licensing, development agreements or any other strategic partnerships or mergers or acquisitions approved by the Board of Directors;

                                 (VI)  by way of dividend or other
distributions on securities referred to in clauses (I) through (V) above.

                        (B) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price for any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

                        (C)  DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK.

                             (1)  OPTIONS AND CONVERTIBLE SECURITIES. Except
as otherwise provided in Section 5(d)(ii)(A)(4)(I) - (V) and 5(d)(ii)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:

                                  (I)  no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                 (II)  if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                (III)  upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                       a)  in the case of Convertible
Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                       b)  in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                 (IV)  no readjustment pursuant to clause
(II) or (III) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                  (V)  in the case of any Options which
expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                             (D)  ADJUSTMENT OF CONVERSION PRICE UPON
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(ii)(C)) without consideration or for a consideration per share less than the Series B Conversion Price and/or the Series C Conversion Price, in effect on the date of, and immediately prior to such issue, then and in such event, such Series B Conversion Price and/or the Series C Conversion Price (as applicable), shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price or the Series C Conversion Price (as applicable) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price or the Series C Conversion Price (as applicable); and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 5(d)(ii)(D), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, and (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the total number of shares of Common Stock issuable upon exercise of stock options outstanding as of the Original Issue Date.

                             (E)  DETERMINATION OF CONSIDERATION. For
purposes of this Section 5(d)(ii), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  (1)  CASH AND PROPERTY: Such consideration
shall:

                                       (I)  insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation prior to amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

                                      (II)  insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                     (III)  in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(I) and (II) above, as determined in good faith by the Board of Directors.

                                  (2)  OPTIONS AND CONVERTIBLE SECURITIES.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section
5(d)(ii)(C)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                       (x)  the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                       (y)  the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred and Series C Preferred against impairment.

              (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred or Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred or Series C Preferred furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred or Series C Preferred.

              (g) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

                        (A) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (B) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                        (C) to effect any reclassification or capitalization of its Common Stock outstanding involving a change in the Common Stock; or

                        (D) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred, Series B Preferred and Series C Preferred:

                             (1)  at least ten (10) days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                             (2)  in the case of the matters referred to in
(iii) and (iv) above, at least ten (10) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred, Series B Preferred and Series C Preferred at the address for each such holder as shown on the books of the Corporation. Notwithstanding the above, the ten days' notice requirement may be waived by a written waiver signed by the holders of a majority of the outstanding Preferred Stock.

         6. STATUS OF CONVERTED OR REDEEMED STOCK. In case any shares of Series A Preferred shall be redeemed pursuant to Section 3, the shares shall be cancelled and shall not be issued by the Corporation and this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized Series A Preferred. In case any shares of Series B Preferred or Series C Preferred shall be converted pursuant to Section 5 or redeemed pursuant to Section 3, the shares shall be cancelled and shall not be issued by the Corporation and this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized Series B Preferred or Series C Preferred.

         7.  COVENANTS.

             (a) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of the Series B Preferred and Series C Preferred voting as a class:

                  (i) amend or repeal any provision of the Corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred or Series C Preferred; or

                 (ii) authorize shares of any new class or series of stock having any preference or priority as to dividends, redemption, liquidation rights or assets superior to or on parity with any such preference or priority of the Series B Preferred or Series C Preferred;

                (iii) redeem any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services);

                 (iv) declare or pay any dividend or other distribution on the Common Stock or Preferred Stock (except for dividends or distributions expressly provided for in this Certificate of Incorporation);

                  (v)  effect a Liquidating Event;

                 (vi) increase or decrease the authorized size of the Corporation's Board of Directors; or

                (vii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock.

             (b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, amend or repeal any provision of the Corporation's Certificate of Incorporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred.

                                  ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                   ARTICLE SIX

         Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

                                  ARTICLE SEVEN

         Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no stockholder will be permitted to cumulate votes at any election of directors.

                                  ARTICLE EIGHT

         Notwithstanding the foregoing, effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Board of Directors shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board of Directors by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

                                  ARTICLE NINE

         The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

         Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, this Certificate of Incorporation or any Preferred Stock designation, the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the modification, amendment or repeal of Section 2.2 (Annual Meeting), Section
2.3 (Special Meeting), Section 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), Section 3.3 (Election and Term of Office of

Directors) and Section 3.4 (Resignation and Vacancies) of the Bylaws of the Corporation or of Article VIII or this Article IX of this Certificate of Incorporation.

                                   ARTICLE TEN

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE ELEVEN

         The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                 ARTICLE TWELVE

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law as the same exists or may hereafter be amended.

         The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person's testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

         Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                ARTICLE THIRTEEN

         Advance notice of new business at stockholders' meetings and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                ARTICLE FOURTEEN

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                 ARTICLE FIFTEEN

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         The undersigned hereby acknowledges that the above Certificate of Incorporation of Participate.com, Inc. is his act and deed and that the facts stated therein are true.

Dated:  ______, 2000


                                       ----------------------------------------
                                       Alan K. Warms